Exhibit 99.2

February 3, 2012

Dear [Participant Name],

As we move toward joining forces with BI-LO, there will be changes in our company’s ownership structure. As you may have heard, upon the closing of the merger Winn-Dixie becomes a privately-held company and our shareholders will receive $9.50 per share of stock held.

According to our records, you have one or more outstanding equity grants as of Jan. 1 of this year. In accordance with the terms of each grant, on the date that the merger closes, outstanding Restricted Stock Units, Performance Restricted Stock Units and Stock Options will vest and you will receive written communications describing the payment you can expect to receive for those vested Restricted Stock Units, Performance Restricted Stock Units and Stock Options. You will also receive payment instructions. The payment you can expect to receive will be equal to:

•	The number of vested Restricted Stock Units times $9.50, plus

•	The number of vested Performance Restricted Stock Units shares times $9.50, plus

•	The number of vested Stock Options times $9.50 minus the option strike price if the strike price is less than $9.50.

The enclosed spreadsheet indicates your potential payout upon the close of the merger. You will be sent payment instructions in a separate communication.

This is indeed an exciting time for Winn-Dixie. Thank you as always for your ongoing commitment to our company, for your constant dedication to helping make our guests’ lives easier and fun and for your contributions that are instrumental in making Winn-Dixie the heart of every neighborhood we serve.

If you have any questions or concerns, please feel free to contact Craig Townsend, VP of Total Rewards or Arlene Godfrey, Director of Compensation at (904) 783-5680 and (904) 370-7147, respectively.

Sincerely,

Anita Dahlstrom-Gutel Senior Vice President, Human Resources

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. has filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED BY WINN-DIXIE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the definitive proxy statement regarding the merger, which has been filed with the SEC.